Exhibit 10.39

                              AMENDED AND RESTATED
                              ENGAGEMENT AGREEMENT

     THIS AMENDED AND RESTATED ENGAGEMENT AGREEMENT (the "Agreement") is made and entered into as of March 11, 2005 between Hemispherx Biopharma, Inc. a Delaware Corporation (the "Company") and William A. Carter, M.D., of Tavernier, Florida ("Carter").

         WHEREAS, Carter and the Company entered into an Engagement Agreement effective as of dated January 1, 2004, (the "Existing Agreement");

     WHEREAS, Carter and the Company wish to amend and restate the terms and conditions of the Existing Agreement;

         NOW, THEREFORE, the Company and the Employee hereby amend and restate the Existing Agreement in its entirety and agree as follows:

         1. Engagement. The Company engages Carter and Carter agrees to serve the Company as a consultant relating to patent development. Additionally, Carter shall serve, so long as he is elected by the shareholders of the Company, as a Director of the Company, and shall serve, so long as he is elected by the Board of Directors of the Company, as chairman of the Executive Committee of the Board of Directors of the Company. It is expressly understood and agreed that all of Carter's services hereunder are being provided as an independent contractor and not as an employee for federal tax purposes.

         2. Term. This Agreement shall commence, retroactively, as of January 1, 2005 and shall terminate on December 31, 2010 (the "Initial Termination Date") unless sooner terminated in accordance with Section 5 hereof or unless renewed as hereinafter provided (such period of service together with any extension thereto hereinafter being called the "Service Period"). This Agreement shall be automatically renewed for successive one (1) year periods after the original Termination Date unless written notice of refusal to renew is given by one party to the other at least ninety days prior to the initial Termination Date or the expiration of any renewal period.

         3.       Fees.
                  -----

                  (a) For his services to the Company the Company shall pay Carter a fee (the "Base Fee") of $207,776.88 per year (the "Original Base Fee"), which shall be subject to adjustments as provided in succeeding subsections (b) and (c).

                  (b) On January 1, 2006, and on January 1, of each succeeding calendar year during the Service Period, the Base Fee shall be increased or decreased by the amount of increase or decrease in the annual dollar value of Directors fees being provided to the individual Directors of the Company from the December of the preceding year to the December of the second preceding year.

                  (c) On January 1, 2006, and on January 1 of each succeeding calendar year during the Service Period and after the adjustment provided for in subsection (b) above, the Base Fee shall be increased or decreased by a percentage equal to the percentage average increase or decrease in the Bureau of Labor Statistics "Consumer Price Index - U.S. City Average - All Items" from December of the second preceding year.

                  (d) For each calendar year (or part thereof) during which this Agreement is in effect, Carter shall be eligible to be paid a performance bonus in an amount up to twenty-five percent (25%) of his Base Fee then in effect, in the sole discretion of the Compensation Committee of the Board of Directors based on Carter's performance for such year.

         4.       Expenses. During the Service Period,Carter, upon presentation
                  ---------
                  of payment vouchers or receipts, will be reimbursed for the reasonable and necessary expenses incurred by him in providing services pursuant to this Agreement.

         5.       Termination.
                  ------------

                  (a) The Company may discharge Carter for cause at any time as provided herein. For purposes hereof, "cause" shall mean the willful engaging by Carter in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company. for purposes of this Agreement, no act, or failure to act, on Carter's part shall be deemed "willful" unless done, or omitted to be done, by Carter not in good faith and without reasonable belief that Carter's action or omission was in the best interest of the Company. Notwithstanding the foregoing, Carter shall not be deemed to have been terminated for Cause unless and until the Company delivers to Carter a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Carter and an opportunity for Carter, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Carter was guilty of conduct set forth above and specifying the particulars thereof in detail.

                  (b)This Agreement shall terminate upon the death or disability of Carter.For purposes of this subsection (b), "disability" shall mean the inability of Carter effectively to substantially provide the services hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

                  (c) Carter shall have the right to terminate this Agreement upon not less than thirty (30) days prior written notice of termination.

           6.       Effect of Termination.
                    ---------------------

                   (a) In the  event  that  this  Agreement  is  terminated  for
                  "cause" pursuant to subsection 5(a), the Company shall pay Carter, at the time of such termination, only the fees due and payable to him through the date of the termination of this Agreement.

                  (b) In the event that this Agreement is terminated by the Company at any time without "cause", as defined in subsection 5(a), the Company shall pay to Carter, at the time of such termination, the fees otherwise due and payable to him through the last day of the then current term of this Agreement.

                  (c) In the event this Agreement is terminated at his election pursuant to subsection 5(c) or due to Carter's death or disability pursuant to 5(b), the Company shall pay to Carter, at the time of such termination, the fees otherwise due and payable to him through the last day of the month in which such termination occurs and for an additional twelve month period.

         7. Carter's Representations and Warranties. Carter hereby represents and warrants to the Company that he has the right to enter into this Agreement, and his execution, delivery and performance of this Agreement (a) will not violate any contract to which Carter is a party or any applicable law or regulation nor give rise to any rights in any other person or entity and (b) are not subject to the consent of any other person or entity.

         8.       Notices.  Any notice or other communication pursuant to this
                  -------
Agreement shall be in writing and shall be sent by telecopy or by certified or registered mail addressed to the respective parties as follows:

                      (i)    If to the Company, to:

                                    HEMISPHERX BIOPHARMA, INC.
                                    One Penn Center
                                    1617 JFK Boulevard
                                    Philadelphia, Pennsylvania 1910
                                    Telecopier No.: (215) 988-1739
                                    Attention: President

                      (ii)   If to Carter, to:

                                    William A. Carter, M.D.
                                    89501 Old Highway
                                    Tavernier, Florida 33070
                                    Telecopier No.: (305) 852-2236

or to such other address as the parties shall have designated by notice to the other parties given in accordance with this section. Any notice or other communication shall be deemed to have been duly given if personally delivered or mailed via registered or certified mail, postage prepaid, return receipt requested, or, if sent by telecopy, when confirmed.

         9.       Modification.  No modification or waiver of this Agreement or
                  ------------
any provision hereof shall be binding upon the party against whom enforcement of such modification or waiver is sought unless it is made in writing and signed by or on behalf of both parties hereto.

         10.      Miscellaneous. (a) This Agreement shall be subject to and
                  -------------
construed in accordance with the laws of the Commonwealth of Pennsylvania.

                  (b) The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate and be construed as a waiver or a continuing waiver by that party of the same or any subsequent breach of any provision of this Agreement by the other party.

                  (c) If any provisions of this Agreement or the application thereof to any person or circumstance shall be determined by an arbitrator (or panel or arbitrators) or any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder hereof, or the application of such provision to persons or circumstances other than those as to which it is so determined to be invalid or unenforceable, shall not - be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

                  (d) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns.

                  (e) This Agreement shall not be assignable in whole or in part by either party, except that the Company may assign this Agreement to and it shall be binding upon any subsidiary or affiliate of the Company or any person, firm or corporation with which the Company may be merged or consolidated or which may acquire all or substantially all of the assets of the Company.

         IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date first above written.

HEMISPHERX BIOPHARMA, INC.

By:  /s/ Ransom W. Etheridge
------------------------------------------
         Ransom W. Etheridge, Secretary

     /s/ William A. Carter
------------------------------------------
         William A. Carter